ZAGG Announces Executive Leadership Transition
Chris Ahern to Succeed Randy Hales as Chief Executive Officer

SALT LAKE CITY, March 7, 2018 (GLOBE NEWSWIRE) -- ZAGG Inc (Nasdaq: ZAGG), a leading global mobile lifestyle company, announced today that Randy Hales will retire as ZAGG’s President and CEO after serving in the role for the past six years. In addition, Hales has resigned from the Board of Directors on which he has served since October 2010. The Board of Directors has appointed Chris Ahern, who has been serving as head of the mophie brand and international businesses, to succeed Hales as CEO of ZAGG Inc effective immediately. Ahern will also assume Hales’ seat on the Board of Directors. Hales will continue to serve as an advisor to the company through December 2018 to ensure a smooth transition.
“A key activity of the Board and executive team has been building executive bench strength to ensure orderly leadership transitions at all times,” said Cheryl Larabee, chairperson of ZAGG’s Board of Directors. “After considering several qualified candidates within the Company, the Board unanimously selected Chris to succeed Randy as CEO. I am pleased to announce Chris’ promotion and I’m very confident this changeover will go seamlessly.”
Hales said, “I’ve enjoyed my time at ZAGG and I’m very pleased with the tremendous progress the entire team has made in embracing our four corporate objectives to drive sales, profitability, and shareholder value. The executive team that is in place, along with the strong business momentum, positions the company for a strong future and makes this an appropriate time for me to step down and pass the leadership role over to Chris.”
Chris Ahern has been president of the ZAGG International Business unit since June 2014, and assumed the additional role as president of mophie in 2017 to lead the brand’s turnaround effort. Chris brings over 20 years of international experience in sales leadership, sales operations, and supply chain management. Previous to ZAGG, Chris served as Sales Operations Director for Dell Products in Europe, Middle East, and Africa supporting a $4 billion indirect business.
“I want to thank Randy for his strong leadership and mentoring since I joined ZAGG four years ago,” said Ahern. “I, along with the entire leadership team, will continue to focus on successfully executing our four key objectives centered on product, brand, distribution and operational excellence. We will continue to leverage ZAGG’s strong leadership in the mobile lifestyle category to drive future growth opportunities. I look forward to continue working closely with this great team and our Board of Directors.”
The company also announced that Brian Stech has been promoted to President of ZAGG. Prior to this appointment, Stech served as the Company’s Chief Commercial Officer, with responsibility for leading the strategy and execution of the Company’s brand and distribution initiatives since June 2017, having previously served as Executive Vice President of Sales and Marketing since 2014. Stech brings 20 years of experience in global sales, marketing, product, and general management roles. Stech has a proven track record of delivering rapid and consistent growth for companies in the consumer electronics, mobile, and consumer packaged goods industries including SteelSeries, Motorola, Mobility Electronics, and Ralston Purina.
Larabee added, “We would like to thank Randy for his focus, passion, and dedication in elevating ZAGG to its market leading position, and for his leadership creating a culture that will drive long term growth and value for our shareholders. Succession planning has been a key board initiative, as demonstrated by the seamless transition of leadership to Chris and Brian. We look forward to the next chapter for ZAGG under their strong leadership.”

About ZAGG Inc:

ZAGG Inc (NASDAQ:ZAGG) is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, power management solutions, mobile keyboards, social tech, and personal audio sold under the InvisibleShield®, mophie®, ZAGG®, and IFROGZ® brands. ZAGG Inc has operations in the United States, Ireland, and China. For more information, please visit the company’s websites at www.zagg.com and www.mophie.com

Contact:
Investor Relations:
ICR, Inc.
Brendon Frey
203-682-8216
brendon.frey@icrinc.com

Company:
Jeff Dubois
801-506-7336
jeff.dubois@ZAGG.com